Exhibit 10.1

FIRST AMENDMENT TO

AMENDED AND RESTATED

EXEUCTIVE EMPLOYMENT AGREEMENT

This First Amendment to the Amended and Restated Executive Employment Agreement (“this First Amendment”) is made and entered into as of October 1, 2007, by and between Standard Parking Corporation, a Delaware corporation with its corporate offices in Chicago, Illinois, including its subsidiaries, affiliates and other businesses controlled by Standard Parking Corporation (in each case including their predecessors or successors) which are engaged in parking management  (collectively, the “Employer” )  and Thomas Hagerman  (the “Employee”).

RECITALS

A.                                    The Employer is in the business of operating private and public parking facilities for itself, its subsidiaries, affiliates and others, and as a consultant and/or manager for parking facilities operated by others throughout the United States (the Employer and its subsidiaries and affiliates, and other Employer-controlled businesses engaged in parking garage management (in each case including their predecessor’s or successor’s) are referred to hereinafter as the “Companies”).

B.                                    The Employer and Employee previously executed an Amended and Restated Employment Agreement as of March 1, 2005 (“the Agreement)”

C.                                    Employer wishes to continue to employ Employee and Employee wishes to continue his employment relationship with Employer under the terms of this Agreement subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of:  (i) the foregoing premises, and; (ii) the mutual covenants and agreements herein contained, including, but not limited to, certain monies, certain benefits, employment, continued employment, the agreement to arbitrate all disputes arising out of this agreement and/or access to Trade Secret and Confidential Information of the Employer and, the Employer and Employee hereby covenant and agree as follows:

1.                                      Effective October 1, 2007,

a.              Employee’s base salary shall be increase to $357,000 annually currently paid on a biweekly basis.

b.             Employee’s new title will be Executive Vice President, Chief Operating Officer.

c.              Employee’s Target Annual Bonus as outlined in paragraph 3(b) of the Agreement will be increased to $120,000 per calendar year. For the 2007 calendar year, Employee’s Target Annual Bonus will be prorated so that 3/12s will be calculated at the new bonus amount of $120,000 and 9/12s will be calculated at the current bonus amount of $93,000.

2.                                      Except to the extent expressly modified by paragraph 1 above, the Agreement shall remain in full force and effect in strict accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this First Amendment on the day first above written effective October 1, 2007.

EMPLOYER:

Standard Parking Corporation

By:	/s/ James A Wilhelm
James A. Wilhelm
President and Chief Executive Officer

EMPLOYEE:

/s/ Thomas Hagerman
Thomas Hagerman